Pursuant to Rule 424(b)7

Registration No. 333-128816

Prospectus Supplement

(To Prospectus dated December 6, 2006)

JER Investors Trust Inc.

11,286,501 Share of Common Stock

This prospectus supplement supplements the prospectus dated December 6, 2006 of JER Investors Trust Inc., relating to the sale by certain of our stockholders (including their transferees, pledgees, donees or other successors) of 11,286,501 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following represents updated information regarding the selling stockholder listed in the selling stockholders table in the prospectus:

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Nicholas Applegate Capital Management US Small Cap Value Fund (1)	63,800	63,800

(1)	This selling stockholder has identified itself as an affiliate of a broker-dealer. Please see the disclosure set forth in the prospectus regarding these selling stockholders. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (i) each of them, respectively, purchased the common stock to be offered by them pursuant to this prospectus in the ordinary course of its or his, as the case may be, business and (ii) that, at the time of the purchase of the common stock, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the common stock. This selling stockholder has advised us that Horacio A. Valeiras exercises voting and investment power over the shares that this selling stockholder beneficially owns.

Investing in common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2007.